EXHIBIT 99.1
                                  PRESS RELEASE

                        Gyrodyne Company of America, Inc.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

            St. James, New York, August 13, 2004 -- The Board of Directors of Gyrodyne Company of America, Inc. has adopted a Shareholder Rights Plan and declared a dividend of one Right on each outstanding share of the Company's Common Stock. The dividend will be paid to shareholders of record on August 27, 2004.

            "The Shareholder Rights Plan is not being adopted in response to any specific acquisition or merger proposal and the Company is not aware of any such proposals," said Stephen Maroney, President and Chief Executive Officer. "The Rights Plan is designed to guard against partial tender offers and other coercive tactics that can be used to gain control of the Company and deprive shareholders of the full value of their investment. The Board determined that adopting the Rights Plan would give the Board additional leverage to protect shareholder value in the event that any person or group makes an effort to gain control of the Company at an inadequate price."

            Initially, the Rights will trade with the Common Stock of the Company and will not be exercisable. The Rights will separate from the Common Stock and become exercisable when any person or group of affiliated persons acquires or makes an offer to acquire 20% or more of the Company's Common Stock.

            In the event that any person or group, without the Board's approval, acquires 20% or more of the Company's Common Stock, then each holder of a Right (other than such person or group) shall thereafter have the right to receive upon exercise of such Right and payment of an exercise price of $75.00 (the "Exercise Price") shares of Common Stock having a value equal to twice the Exercise Price. Also, if the Company is acquired in a merger or sells more than 50% of its assets or earning power at any time after a person or group acquires 20% or more of the Company's Common Stock without board approval, each Right will entitle its holder (other than the acquiring person or group) to purchase shares of common stock of the acquiring company having a market value of twice the Exercise Price. If any person or group acquires at least 20%, but less than 50%, of the Company's Common Stock, the Board of Directors may, at its option, exchange one share of Common Stock for each Right (other than Rights held by such person or group).

            The Rights Plan is not intended to and will not prevent a takeover of the Company at a full and fair price, including a tender or exchange offer for all outstanding shares of Common Stock of the Company approved by a majority of the Board of Directors. However, the Rights Plan may cause substantial dilution to a person or group that, without prior Board approval, acquires 20% or more of the Company's Common Stock, unless the Rights are first redeemed by the Board.

            The Rights may be redeemed by the Board of Directors for $0.005 per Right and will otherwise expire on August 11, 2014.

            Shareholders will receive a summary of key terms of the Rights Plan by mail. Detailed information and a copy of the Rights Plan will be filed with the Securities and Exchange Commission.

            The statements made in this press release that are not historical facts contain "forward-looking information" within the meaning of the Private Securities Litigation Reform Act of 1995, and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, which can be identified by the use of forward-looking terminology such as "may," "will," "anticipates," "expects," "projects," "estimates," "believes," "seeks," "could," "should," or "continue," the negative thereof, other variations or comparable terminology. Important factors, including certain risks and uncertainties with respect to such forward-looking statements that could cause actual results to differ materially from those reflected in such forward-looking statements include, but are not limited to the effect of economic and business conditions, including risk inherent in the Long Island, New York real estate market, the ability to obtain additional capital or a viable merger candidate in order to develop the existing real estate and other risks detailed from time to time in our SEC reports. We assume no obligation to update the information in this press release.